Exhibit 10.15

Summary Sheet of Director Compensation

1.	Board of Directors

Annual Retainer – Chairman	$75,000
Annual Retainer – Member	$45,000
In-person meeting fee	$2,500
Telephone meetings	$2,000

2.	Audit Committee

Annual Retainer – Chairman	$12,000
Meeting fee (In Person or Telephone)	$1,500

3.	Compensation Committee

Annual Retainer – Chairman	$6,000
Meeting fee (In Person or Telephone)	$1,500

4.	Nominating and Corporate Governance Committee

Annual Retainer – Chairman	$6,000
Meeting fee (In Person or Telephone)	$1,500

If a director is the chairman of more than one committee, he or she would receive a retainer for each such committee. In addition to the compensation set forth above, board members are reimbursed for reasonable travel expenses incurred in connection with their attendance at a board or committee meeting.